Exhibit 10.1

April 28, 2005

F. Neal Hunter

89 Crooked Creek Lane

Durham, NC 27713

Dear Neal:

I am pleased to offer you a one-year appointment as Director Emeritus of Cree, Inc. (the “Company”) pursuant to a statement of policy adopted by the Company’s Board of Directors on November 3, 2004 and the terms stated in this letter. If you accept the appointment under these terms, you will become a part-time employee of the Company, with the title of “Director Emeritus,” effective upon your resignation as a member of the Board of Directors on April 25, 2005.

As Director Emeritus you will report to me as Chairman to provide advice and assistance on such matters within your expertise or experience as the Chairman may from time to time request. The time commitment required of you will not exceed twelve hours during any three month period. As compensation for your services the Company will pay you a salary at an annual rate of $5,000 per year, less applicable withholdings, in accordance with its standard payroll practices as in effect from time to time. In addition, you may participate in benefit plans offered to Company employees generally, for which you may be eligible, if any, subject to and in accordance with the terms and conditions of such plans. The Company will also reimburse you for reasonable expenses incurred in your work for the Company, subject to and in accordance with its standard reimbursement policies and procedures in effect from time to time. Further, the Company will recognize your service as Director Emeritus as employment with the Company for purposes of the expiration provisions of the stock options previously granted to you.

It is a condition of your employment as Director Emeritus that you continue to comply with your obligations to the Company as an employee, including contractual obligations regarding confidential information, intellectual property and non-competition, and that you also comply with all Company policies applicable to employees generally, including the Company’s securities trading policy.

Your employment will continue through April 25, 2006. Your new salary rate as Director Emeritus will be effective beginning April 26, 2005. You may resign as Director Emeritus and terminate your employment at any time upon notice to the Company. The Board of Directors or Chairman, acting on the Company’s behalf, may terminate your employment only for cause, with “cause” defined as a material breach of contractual obligations owed to the Company, a material failure to perform assigned duties or a material failure to comply with Company policies.

If you wish to accept an appointment as Director Emeritus under these terms, please indicate your acceptance by counter-signing this letter below and returning it by fax to the attention of the Company’s Secretary, Adam Broome, at 919-313-5456.

Very truly yours, CREE, INC.

/s/ CHARLES M. SWOBODA
Charles M. Swoboda Chairman, Chief Executive Officer & President

Enclosure ACCEPTED AND AGREED TO:

/s/ F. NEAL HUNTER
F. Neal Hunter

Dated: 4/30/05